Exhibit (l)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 13 and No. 118 to the Registration Statement on Form N-4 (No. 333-205718/811-22726) (the “Registration Statement”) of Forethought Life Insurance Company of our report dated March 23, 2021 relating to the financial statements of Forethought Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 6, 2021 relating to the financial statements of each of the subaccounts of Forethought Life Insurance Co Separate Account A indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP /s/

Boston, Massachusetts

April 16, 2021